Exhibit 99.1

Filed by Dynegy Acquisition, Inc.

Pursuant to Rule 425 of the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended

Subject Company: Dynegy Inc.

Commission File No: 001-15659

FOR IMMEDIATE RELEASE	NR07-10

ISS RECOMMENDS THAT DYNEGY SHAREHOLDERS VOTE IN FAVOR

OF LS POWER MERGER AGREEMENT

HOUSTON (March 12, 2007) – Dynegy Inc. (NYSE: DYN) today announced that Institutional Shareholder Services (ISS) has recommended that Dynegy shareholders vote in favor of the proposed merger agreement between Dynegy and LS Power. The proposed transaction will be considered at Dynegy’s March 29, 2007 special meeting of shareholders.

ISS is a leading independent proxy advisory firm, and its voting analyses and recommendations are relied upon by hundreds of major institutional investment funds, mutual funds and fiduciaries throughout the country.

In communicating its belief that the merger agreement warrants shareholder approval, ISS noted the strategic rationale for and favorable market reaction to the transaction, and the factors that were considered by Dynegy’s Board of Directors in approving the merger, including:

•	Increased geographic diversity;

•	A 50 percent ownership interest in a development joint venture with LS Power and access to LS Power’s development expertise;

•	Immediate improvement to financial measurements tied to cash flow;

•	Consolidation benefits consisting primarily of greater portfolio diversification and economies of scale; and

•	Dynegy’s ability to use stock as a significant part of the transaction consideration, resulting in an improved credit profile.

Dynegy Inc. Chairman and Chief Executive Officer Bruce A. Williamson said the ISS recommendation is representative of the broad stakeholder support for the Dynegy/LS Power combination. “We are appreciative of ISS’ vote of confidence in the proposed combination,” Williamson added. “Further, we urge our shareholders to provide their proxies at their earliest convenience, as a failure to vote is the equivalent of a vote against a growth opportunity that we believe will position the company to deliver significant value to our investors,” Williamson added.

A proxy statement/prospectus mailed to Dynegy investors beginning on February 13, 2007 describes the transaction and provides specific information concerning the special meeting, which will be held at 10 a.m. CT on Thursday, March 29, 2007 at the company’s headquarters at Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002.

Investors are urged to carefully read the important information contained in these materials regarding the proposed transaction. Investors may obtain a copy of the proxy statement/prospectus and other documents containing information about Dynegy and LS Power free of charge at the SEC’s web site at www.sec.gov.

To be approved, the merger agreement requires the affirmative vote of at least two-thirds of all outstanding shares of Dynegy’s Class A common stock. In addition to voting at the special meeting, shareholders have the option of submitting their proxies by mail, online or via telephone until 11:59 p.m. ET/10:59 p.m. CT on Wednesday, March 28, 2007. Proxy solicitation is being directed by The Altman Group, 1200 Wall Street West, 3rd Floor, Lyndhurst, New Jersey 07071. The Altman Group can be reached at (800) 311-8393 or by e-mail at DYNinfo@altmangroup.com.

On September 15, 2006, Dynegy announced the proposed combination with LS Power that is expected to result in a combined entity with approximately 20,000 megawatts of generation capacity and a strong presence in the Midwest, the Northeast and the West Coast. The transaction has been approved by the boards of directors of Dynegy Inc. and LS Power Group, and has met all necessary regulatory approvals.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s current power generation portfolio consists of approximately 12,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning approval of the merger agreement between Dynegy and LS Power and the proposed combination with LS Power, including the anticipated benefits of the proposed combination. Dynegy cautions that actual future results may also vary materially from those expressed or implied in any forward-looking statements. Dynegy cannot assure you that the merger agreement will be approved by two-thirds of its shareholders; that the proposed combination will be consummated on the terms Dynegy currently contemplates, if at all; or that Dynegy will realize the expected benefits from such combination. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006, which is available free of charge on the SEC’s web site at www.sec.gov. All of Dynegy’s forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, Dynegy disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

WHERE YOU CAN FIND MORE INFORMATION

Dynegy and Dynegy Acquisition, Inc. have filed a proxy statement/prospectus with the SEC in connection with the previously announced proposed merger with LS Power. Investors and security holders are urged to carefully read the important information contained in the materials regarding the proposed transaction. Investors and security holders may obtain a copy of the proxy statement/prospectus and other relevant documents, free of charge, at the SEC’s web site at www.sec.gov, and on Dynegy’s web site at www.dynegy.com. The materials may also be obtained by writing Dynegy Inc. Investor Relations, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002 or by calling 713-507-6466.

Dynegy, LS Power and their respective directors, executive officers, partners and other members of management and employees may be deemed to be participants in the solicitation of proxies from Dynegy’s shareholders with respect to the proposed transaction. Information regarding Dynegy’s directors and executive officers is available in the company’s proxy statement for its 2006 Annual Meeting of Shareholders, dated April 3, 2006. Additional information regarding the interests of such potential participants is included in the proxy statement/prospectus and other relevant documents filed with the SEC as they become available.

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